Exhibit 99.1

              JONES LANG LASALLE AND JPMORGAN CHASE REACH AGREEMENT

        FIRMS AMICABLY RESOLVE DIFFERENCES AND CONTINUE WORKING TOGETHER

    CHICAGO and NEW YORK, Nov. 9 /PRNewswire-FirstCall/ -- Jones Lang LaSalle Incorporated (NYSE: JLL) and JPMorgan Chase & Co. (NYSE: JPM), formerly Bank One, are pleased to announce that the lawsuit between Bank One and Jones Lang LaSalle, which has been pending since November 2002, has been amicably resolved. Jones Lang LaSalle and JPMorgan Chase will continue their business relationship.

    About Jones Lang LaSalle
    Jones Lang LaSalle is the world's leading real estate services and money management firm, operating across more than 100 markets around the globe. The company provides comprehensive integrated expertise, including management services, implementation services and investment management services on a local, regional and global level to owners, occupiers and investors. Jones Lang LaSalle is also the industry leader in property and corporate facility management services, with a portfolio of 895 million square feet under management worldwide. LaSalle Investment Management, the company's investment management business, is one of the world's largest and most diverse real estate money management firms, with approximately $29 billion of assets under management. For more information, visit http://www.joneslanglasalle.com.

    About JPMorgan Chase & Co.
    JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $1.2 trillion and operations in more than 50 countries. The firm is a leader in investment banking, financial services for consumers and businesses, financial transaction processing, asset and wealth management, and private equity. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. has its corporate headquarters in New York and its U.S. consumer and commercial banking headquarters in Chicago. Under the JPMorgan, Chase, and Bank One brands, the firm serves millions of consumers in the United States and many of the world's most prominent corporate, institutional and government clients. Information about the firm is available at http://www.jpmorganchase.com.

SOURCE Jones Lang LaSalle Incorporated
      -0-                                11/09/2005
      /CONTACT: For Jones Lang LaSalle, Gayle Kantro, +1-312-228-2795, for JPMorgan Chase, Thomas Kelly, +1-312-732-7007/
      /First Call Analyst: /
      /FCMN Contact: /
      /Web site:  http://www.joneslanglasalle.com
                  http://www.jpmorganchase.com /
      (JLL JPM)